Exhibit 10.33

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

Franchise Capital Award Certificate - Annual Vesting

Artisan Partners Limited Partnership (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded a long-term incentive award (“Franchise Capital Award”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its affiliates.

Grantee:	[ ]
Grant Date:	[ ]
FCA Grant Amount:	$[ ]
Vesting Eligibility Schedule:	1/5, 1/4, 1/3, 1/2 and the balance of the Franchise Capital Award will vest on the last day of March of each of [ ], [ ], [ ], [ ] and [ ], respectively subject to Grantee’s continued service through each such date.

This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Franchise Capital Award Agreement – Annual Vesting (including any schedules and appendices thereto) dated [ ], as may be amended from time to time in accordance with the provisions of the Plan (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.

Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.

Artisan may, in its sole discretion, deliver this Franchise Capital Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Grantee may take up to 30 days to accept this award.

Artisan Partners Limited Partnership		Grantee
By:	[ ]	[ ]
Title:	[ ]

ARTISAN PARTNERS ASSET MANAGEMENT INC.
2023 OMNIBUS INCENTIVE COMPENSATION PLAN

FRANCHISE CAPITAL AWARD AGREEMENT - ANNUAL VESTING

This Franchise Capital Award Agreement (this “Award Agreement”) between [ ] (the “Grantee”) and Artisan Partners Limited Partnership (“Artisan”) is effective [ ].

1.The Plan. Franchise Capital Awards are made pursuant to the Artisan Partners Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”). Capitalized terms used but not defined in this Award Agreement have the meanings as used or defined in the Plan.

2.Nature of Franchise Capital Award. Prior to payout, Grantee will be a general unsecured creditor of Artisan, ranking pari passu with all other general unsecured creditors. Franchise Capital Awards are cash awards and will generally be paid in cash (unless otherwise agreed between Grantee and Artisan) subject to and following vesting of such award or portion thereof.

3.Forfeiture. Subject to Sections 4 and 5 and the terms of any employment, severance or similar agreement between Grantee and Artisan, if Grantee’s Employment terminates for any reason prior to vesting, any then unvested portion of a Franchise Capital Award shall be automatically forfeited and Artisan shall have no further obligations to Grantee or Grantee’s legal representative under this Award Agreement with respect to the forfeited amount.

4.Annual Vesting.
a.Vesting. Subject to Grantee’s continued Employment with Artisan, 1/5, 1/4, 1/3, 1/2, and the balance of a Franchise Capital Award (the FCA Grant Amount plus or minus any investment gains or losses) will vest on the last day of March in each of the first five years following the Grant Date, as set forth on the applicable Franchise Capital Award Certificate.

b.Payout. Artisan expects to pay out vested Franchise Capital Award amounts, net of applicable withholdings, to Grantee with payroll as soon as reasonably practicable after the vesting date, subject to limitations on the redemption of the underlying investments. Artisan generally expects these payments will be made at the end of April.

5.Acceleration.
a.Change in Control: Upon a Change in Control (as defined in the Plan), any unvested Franchise Capital Award amounts will vest on the last day of the calendar quarter in which occurs the Change in Control, and the vested amounts will be paid in full with payroll as soon as reasonably practicable thereafter, subject to limitations on the redemption of the underlying investments.

b.Death or Disability while Employed: Notwithstanding any other provision in this Agreement, upon termination of Grantee’s Employment with Artisan by reason of death or Disability, any unvested Franchise Capital Award amounts will vest on the last day of the calendar quarter in which occurs the termination of Employment, and the vested amounts will be paid in full with payroll as soon as reasonably practicable thereafter, subject to limitations on the redemption of the underlying investments. For purposes of this Award Agreement, “Disability” means Grantee’s inability to perform the essential functions of Grantee’s position, with or without reasonable accommodation, for a period aggregating 180 days within any continuous period of 365 days by reason of physical or mental incapacity.

c.Traditional Retirement: If at any time during Grantee’s Employment, Grantee has received any award that is a Career Vesting Award (as defined within the award agreement governing the terms of such award (a “Career Vesting Agreement”)), then if Grantee satisfies the requirements for vesting of such Career Vesting Award as described in the Career Vesting Agreement, and Grantee has also attained a combination of years of service with the Company plus age of at least 70 as of the date of retirement, then on Grantee’s retirement date, any unvested Franchise Capital Award amounts granted pursuant to this Award Agreement will vest in full and the vested amounts will be paid in full with payroll as soon as reasonably practicable thereafter, subject to limitations on the redemption of the underlying investments.

6.Investment Allocation Prior to Payout. Upon the Grant Date, the FCA Grant Amount (as set forth on each franchise capital award certificate) will be allocated by Artisan to one or more of Artisan’s investment strategies with regular liquidity. Investments will generally be made in the mutual fund or private fund corresponding to the strategy chosen. Dividends and/or distributions received in respect of the invested amounts will be automatically reinvested. Any payment to Grantee in respect of any vested portion of a Franchise Capital Award will take into account any gains and losses in such underlying investment through the date of payment.

7. Restrictive Covenants. Grantee’s agreement to and full compliance with the Restrictive Covenants set forth in Appendix A to this Award Agreement are a condition of Grantee’s eligibility to participate in the Plan and entitlement to any award that might otherwise vest or be payable to Grantee. For avoidance of doubt, the obligations in the Restrictive Covenants are material terms of this Award Agreement.

Additionally, if the non-compete in Section 2 of Appendix A (the “Non-compete Restriction”) applies to Grantee, Grantee agrees that any award granted hereunder serves as consideration for the Non-compete Restriction. Grantee further understands and agrees that Grantee would not have received any award hereunder, without Grantee’s agreement to Appendix A.

8. Non-Transferability. Grantee may not transfer, assign, pledge or otherwise encumber a Franchise Capital Award other than by will or by the laws of descent and distribution, and any attempt to sell, transfer, assign, pledge, hedge or otherwise dispose of a Franchise Capital Award in violation of this Award Agreement shall be void and of no effect.

9. Tax Withholding. Any cash amounts paid to the Grantee in respect of a Franchise Capital Award will be taxable as ordinary income and subject to employment taxes imposed by applicable laws at the time of vesting. A portion of each cash amount will be withheld by Artisan at the time of payment to satisfy all applicable income and employment tax withholding obligations with respect to a Franchise Capital Award, provided that amounts will not be withheld from employees who are partners of Artisan Partners Holdings LP at the time of payment.

10.Section 409A. All payments under this Award Agreement are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to the “short-term deferral rule” under Treasury regulation 1.409A-1(b)(4), and this Award Agreement will be administered in a manner consistent with this intent.

11.Entire Agreement. This Award Agreement, together with any franchise capital award certificates, and the Plan constitute the entire agreement and understanding of the parties with respect to any award granted hereunder and supersede all prior understandings and agreements (whether written or oral) between Artisan and Grantee with respect to any such award.

12.Notices. Any notice required to be given to Artisan under the terms of this Award Agreement will be in writing or email and be delivered to Artisan’s Chief Legal Officer. Any notice required to be given to Grantee will be in writing or email and delivered to the address or addresses last maintained in Artisan’s records.

13.Binding Effect. Any action taken or decision made in good faith by the Compensation Committee of the Board of Directors of Artisan Partners Asset Management Inc. in connection with the construction, administration or interpretation of this Award Agreement will lie within its sole and absolute discretion and will be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

14.Choice of Forum. As a condition to Grantee’s receipt of a Franchise Capital Award, Grantee hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Delaware over any suit, action or proceeding arising out of or relating to the Plan or this Award Agreement, including Appendix A governing Restrictive Covenants.

15.Governing Law. This Award Agreement, including Appendix A governing Restrictive Covenants, will be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

16.Electronic Delivery and Signature. Artisan may, in its sole discretion, deliver this Award Agreement, the Plan or any other documents related to a Franchise Capital Award by electronic means and request Grantee’s agreement to the terms thereof by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Limited Partnership		Grantee

By:	[ ]	[ ]

Title:	[ ]

Appendix A: Restrictive Covenants

1.Definitions. For purposes of this Appendix A:

“Artisan Client” means each of the following:

•Any client of the Artisan Group (i) for which Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, in person, phone, or electronic communication) during the 12 months preceding the Grantee’s last date of Employment.

•Any investor in a mutual fund, UCITS fund, private fund or other pooled investment vehicle advised, promoted, or sponsored by the Artisan Group (each, an “Artisan Pooled Vehicle”) (i) for which investor the Grantee provided services (such as investment management services to the relevant Artisan Pooled Vehicle or relationship management services) on behalf of the Artisan Group during the 12 months preceding Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, in person, phone, or electronic communication) during the 12 months preceding the Grantee’s last date of Employment.

•Any employee, partner or director of a financial intermediary, financial adviser or planner, consultant or broker-dealer (each, a “Client Intermediary”) (i) to whom the Grantee provided services (such as investment management or relationship management services) on behalf of the Artisan Group during the 12 months preceding the Grantee’s last date of Employment and (ii) with whom the Grantee had substantive personal contact (including, without limitation, phone or email contact) during the 12 months preceding the Grantee’s last date of Employment.

“Artisan Group” means Artisan Partners Asset Management Inc. and each of its subsidiaries and affiliates (including, for the avoidance of doubt, Artisan Partners Limited Partnership).

“Artisan Prospective Client” means any person or entity for which the Artisan Group made a proposal to perform services in which the Grantee participated by means of substantive personal contact with the person or entity or the agents of the person or entity during the 12 months preceding the Grantee’s last date of Employment. For the avoidance of doubt, “Artisan Prospective Client” shall include a person or entity with respect to which this definition otherwise applies, including but not limited to financial intermediaries, financial advisers or planners, consultants, and broker dealers, notwithstanding that the services that were proposed to be provided would have been provided indirectly through such person’s or entity’s investment in an Artisan Pooled Vehicle.

“Competitive Enterprise” means any business enterprise that either (i) engages in any activity that competes with any then-current activity of the Artisan Group, including, without limitation, investment management services, or (ii) holds a 10% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Portfolio Manager" means an individual who has the authority to exercise investment discretion over one or more client accounts and is therefore identified as a portfolio manager in Artisan’s Form ADV.

“Restricted Period” means the period during which Grantee is Employed and for a period of one year immediately following termination of Grantee’s Employment for any reason.

“Restricted Person” means an individual who, at the time of the solicitation was an employee of the Artisan Group and: (i) was an executive officer, portfolio manager (including associate or co-portfolio manager), or managing director of the Artisan Group (a “top-level employee”), had special skills or knowledge important to the Artisan Group, or had skills that are difficult for the Artisan Group to replace, and (ii) with whom Grantee had a working relationship or about whom Grantee acquired or possessed specialized knowledge, in each case, in connection with Grantee’s Employment and during the 18 months prior to the termination of Grantee’s Employment.

“Restricted Services” means any job function that Grantee was engaged in on behalf of the Artisan Group at any time during the 12 months preceding Grantee’s last date of Employment.

“Territory” means the United States and any other country where Grantee provided services or had a material impact, presence, or influence on behalf of the Artisan Group. Grantee acknowledges that, by virtue of Grantee’s position, duties, level, and access to the Artisan Group’s trade secrets and other confidential information, Grantee provides services to and has a material impact, presence, and influence in any country worldwide in which the Artisan Group has an office, has a client or otherwise does business.

All capitalized terms used but not defined in this Appendix A will have the meanings ascribed thereto in the Award Agreement.

2.Non-Competition. If during any portion of Grantee’s Employment with the Artisan Group Grantee is or was an Executive Officer, Portfolio Manager, or identified as a founding member of an Artisan investment team, then the terms and conditions of this Section 2 shall apply. Based on Grantee’s position, duties, level, and access to the Artisan Group’s trade secrets and other confidential information, as a necessary measure to protect the trade secrets and other confidential information of the Artisan Group, as well as Artisan’s goodwill with its clients, and in consideration of the award (as described in the Award Agreement), Grantee agrees that during the Restricted Period he or she will not, directly or indirectly, (i) hold an equity, voting or profit participation interest in a Competitive Enterprise (other than a 10% or less interest in a public or private entity which is only held for passive investment purposes); (ii) provide Restricted Services anywhere in the Territory to a Competitive Enterprise; or (iii) manage or supervise personnel engaged in providing Restricted Services anywhere in the Territory on behalf of a Competitive Enterprise. As it relates to the practice of law, the terms of this Section 2 and the terms of any other similar provision agreed to by the parties hereto shall be binding and effective upon Grantee only to the extent permissible under the Rules of Professional Conduct or any other professional or ethical rules governing the practice of law that Grantee may be subject to. Further, the prohibitions in this Section 2 shall not apply to Grantee’s management, without compensation, of the investments of Grantee or investments of members of Grantee’s family or investments of a trust or similar vehicle for the benefit of Grantee or members of Grantee’s family.

3.Non-Solicitation of Clients and Prospective Clients. Grantee agrees that during the Restricted Period, Grantee will not directly or indirectly induce or attempt to induce any Artisan Client or Artisan Prospective Client, (i) to use the investment management services of any person or entity, (ii) to cease using the investment management services of the Artisan Group (including any Artisan Pooled Vehicle); and/or (iii) for purposes of offering Restricted Services. The prohibitions in this Section 3 shall not apply to (x) Grantee’s management, without compensation, of the investments of the Grantee or members of the Grantee’s family or a trust or similar vehicle for the benefit of any of the foregoing, or (y) the provision of services by Grantee to a business enterprise solely because such business enterprise engages in general advertising and solicitation efforts that may or do reach an Artisan Client.

4.Non-Solicitation of Restricted Persons. Grantee agrees that during the Restricted Period, Grantee will not: (i) directly or indirectly solicit or attempt to solicit any Restricted Person to terminate employment for the purpose of engaging in, or starting a business which engages in, a Competitive Enterprise; and/or (ii) hire, employ or otherwise use the professional services of a Restricted Person.

The parties agree that, if during the Restricted Period, the Grantee and one or more persons who at any time within the period of 18 months prior to the end of the Grantee’s Employment was a Portfolio Manager (including associate or co-portfolio manager), become employed by either the same employer or an affiliate thereof, or otherwise become affiliated as partners, contractors or other professional service providers with an entity together with its affiliates, to provide Restricted Services for the benefit of a Competitive Enterprise or any affiliate of a Competitive Enterprise, it shall give rise to a conclusive presumption that it resulted from an impermissible solicitation, and therefore it shall be a deemed violation of this Section 4.

5.Exclusions in Certain States. Sections 2, 3, and 4 of this Appendix A shall not apply if and for as long as Grantee lives in California, unless Grantee moves to California to avoid such obligations. Section 2 of this Appendix A shall not apply if and for as long as Grantee primarily resides and works in Minnesota, North Dakota, and Oklahoma.

6.Included Actions. The parties agree that Grantee shall be deemed to have taken any action prohibited by this Appendix A (and therefore to be in violation of this Appendix A) if Grantee takes such action directly or indirectly, or if it is taken by any person or entity with whom Grantee is associated as an employee, independent contractor, consultant, agent, partner, member, proprietor, owner, stockholder, officer, director, or trustee, or by any entity directly or indirectly controlled by, controlling or under common control with Grantee.

7.Injunctive Relief; Enforceability of Restrictive Covenants. Grantee acknowledges that irreparable injury may result to the Artisan Group if Grantee breaches the provisions of this Appendix A and agrees that the Artisan Group will be entitled, in addition to all other legal remedies available to the Artisan Group, to an injunction or other equitable relief by any court of competent jurisdiction to prevent or restrain any breach of this Appendix A. The parties hereto acknowledge that the restrictions on Grantee imposed by this Appendix A are reasonable in duration, geographic scope, and in all other respects for the protection of the Artisan Group, and its business, goodwill, trade secrets and other confidential information, and Artisan’s other protectable rights. Grantee acknowledges that the restrictions imposed in this Appendix A will not prevent Grantee from earning a living in the event of, and after, the end of Grantee’s Employment.

8.Enforceability/Severability/Modification. The parties agree that, if any provisions of this Appendix A are determined by a court of competent jurisdiction to be unenforceable unless modified, the Court should modify such provisions to the least extent necessary to make such provisions (and this Appendix A) enforceable so as to carry out the intent of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Appendix A as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Appendix A be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Appendix A shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

9.Survival of Provisions. The obligations contained in this Appendix A will survive, and will remain fully enforceable after, the vesting of any and all awards granted pursuant to this Award Agreement, any termination of this Award Agreement, and the termination of the Grantee’s Employment for any reason.

10.Counsel/Notice. Grantee understands that this Appendix A may affect Grantee’s legal rights, and Grantee agrees that Grantee has had the opportunity to review it. Grantee further understands that Grantee has the right to consult with counsel and tax advisors of Grantee’s choosing prior to signing this Appendix A and agrees that Grantee has had the opportunity to do so.

11.Effective Date; Binding Effect. Following Grantee’s execution of this Appendix A, this Appendix A shall be effective on the later of Grantee’s execution or eleven business days from when Grantee received a copy of it, and it shall be binding upon the parties and their heirs, successors, and assigns. If for any reason this Appendix A or any portion of it is determined by a court to be illegal, invalid, or unenforceable in a way that cannot be modified in accordance with Section 7 above, Grantee agrees that Grantee remains bound by any prior agreements and restrictive covenants that this Appendix A or such illegal, invalidated, or unenforceable portion was intended to replace.

12.Entire Agreement. This Appendix A is the sole and entire agreement of the parties with respect to the matters addressed in this Appendix A. Except under the conditions stated in Section 11 above, this Appendix A supersedes all prior agreements and understandings with respect to the matters addressed in this Appendix A. This Appendix A may be amended only by a written agreement between the Artisan Group and Grantee.

By signing below, Grantee acknowledges and agrees that (i) Grantee has been provided at least 11 business days to review and consider this Appendix A, even if Grantee has voluntarily waived the period and continues work subject to this Appendix A in fewer than 11 business days; (ii) Grantee understands this Appendix A and Grantee’s obligations under this Appendix A and agrees to be bound by them; (iii) Grantee has received adequate, fair, and reasonable consideration for this Appendix A and (iv) if Grantee signs this Agreement electronically, Grantee’s signature is deemed signed and received in Delaware.

Artisan Partners Limited Partnership		Grantee

By:	[ ]	[ ]

Title:	[ ]